EXHIBIT 99.1

                          Press Release


NEWS RELEASE                   For Further Information Contact:

                           Richard N. Anderson, President and CEO
                                          Temtex Industries, Inc.
                                                   (909) 657-7311

                      FOR IMMEDIATE RELEASE

                     Temtex Industries, Inc.
          Files for Voluntary Chapter 11 Reorganization

Perris, California - May 2, 2003 - TEMTEX INDUSTRIES, INC. (OTC:BB:"TMTX"), which manufactures woodburning and gas fireplaces and related products, today announced that, in order to address its financial challenges, the Company and Temco Fireplace Products, Inc., one of its wholly owned operating subsidiaries, have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Central District of California.

The Company anticipates that its current cash reserves and cash flow from its operations will be sufficient to fund its operations during the reorganization process. During this process, the Company expects to keep open all manufacturing and distribution operations to serve customers and to continue to provide the same high-quality goods and services as it has in the past. Temtex Industries, Inc. and Temco Fireplace Products Inc. intend to continue to pay employee wages and salaries, to offer the same employee benefits and to accrue vacation time without interruption.

In conjunction with today's filing, the Company intends to file "first day motions" to support its employees, suppliers and vendors, together with its customers and other stakeholders, during this process. The court filings include requests to use cash collateral, maintain continued use of its existing cash management system and to honor and maintain its warranty and co-operative allowance, discount and rebate programs. During the restructuring process, vendors, suppliers and other business partners will be paid under normal terms for goods and services provided during the reorganization.

"The chapter 11 filing is an important step in order to address the Company's immediate liquidity needs, restructure its debt obligations and improve its prospects for future growth and profitability," said Richard N. Anderson, President and Chief Executive Officer. "We are grateful for the loyalty and commitment of our employees and the valuable relationships with our customers and suppliers."

The Company's manufacturing subsidiary, Temcomex, S.A. de C.V. and that subsidiary's Mexicali facility and operations are not part of the filing. In its filing documents, Temtex Industries, Inc and Temco Fireplace Products, Inc. listed total assets with a book value of $8.1 million and total liabilities of $10.4 million as of February 28, 2003.

About the Company
-----------------

Temtex Industries, Inc., is a leading manufacturer and distributor of zero-clearance metal fireplace products and gas fireplace equipment, including vent-free gas logs. Its products are marketed to residential homeowners and home remodeling contractors. Temtex Industries is headquartered in Perris, California, and its manufacturing facilities are located in Manchester, Tennessee and Mexicali, Mexico.

The common stock of Temtex Industries, Inc. is traded on the OTC
Bulletin Board under the symbol "TMTX". Investor relations information is available on the Temtex Industries web site at http://www.temcofireplaces.com.

Forward Looking Statements
--------------------------

This report contains statements that are forward-looking within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions. You should not place undue reliance on those statements because they speak only as of the date of this release. Forward-looking statements include information concerning the Company's possible or assumed future operations, including, without limitation, statements about the Company's ability to fund operations during the reorganization process. These statements often include words such as "expect," "plan," "believe," "anticipate," "intend," "estimate" or similar expressions. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect actual results, which could differ materially from the forward-looking statements. These factors include, but are not limited to, uncertainty regarding the Company's ability to continue as a going concern; uncertainty regarding court approval of the Company's first day motions and other motions made by it from time to time; uncertainty regarding the Company's ability to develop and consummate one or more plans of reorganization; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the bankruptcy case to a chapter 7 case; the effect on the Company's net sales and cash flow of its decision to file the bankruptcy case; the Company's problems of operating with a history of losses and an accumulated deficit, potential liquidity problems since historically the Company has not been able to generate positive cash flow, the Company's requirement for additional capital and the likelihood that it may not be secured; the ability of the Company to maintain trade credit and contracts that are important to its operations; the financial strength and performance of the fireplace industry; changes in consumer spending patterns; risks associated with collections on the Company's receivables; the success of merchandising, advertising, marketing and promotional campaigns; various other factors beyond the Company's control; and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. All future written and oral forward-looking statements made by the Company or persons acting on the Company's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for the Company's ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events. For a more detailed discussion of risk factors, see the Company's most recent documents filed with the Securities and Exchange Commission.